AMENDMENT NO. 1 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE GROUP? EQUITY FUNDS IV and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the ?Investment Manager?), amended as of the 28th day of September, 2012 lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets)
Annual Rate
Delaware Growth Opportunities Fund
January 4, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion
Delaware Healthcare Fund
January 4, 2010
0.85% on first $500 million
0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
a series of Delaware Management Business Trust

DELAWARE GROUP EQUITY FUND IV

By: /s/ DAVID P. O?CONNOR
Name: David P. O?Connor
Title: Senior Vice President

By: /s/ PATRICK P. COYNE
Name: Patrick P. Coyne
Title: President

846521_1.DOC

846521_1.DOC